Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT: John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS FOURTH QUARTER AND 2004 ANNUAL RESULTS

HOPKINSVILLE, Ky. (January 31, 2005) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the three-month and the twelve-month periods ended December 31, 2004. Net income for the fourth quarter ended December 31, 2004, was $938,000, or $0.26 per share (basic and diluted), compared with net income of $948,000, or $0.26 per share (basic and diluted), for the fourth quarter in 2003. Net income for the twelve months ended December 31, 2004, was $3,991,000, or $1.10 per share (basic) and $1.09 per share (diluted), compared with net income of $3,495,000, or $0.96 per share (basic and diluted), for the twelve months ended December 31, 2003.

Commenting on the fourth quarter results, John E. Peck, president and chief executive officer, said, “Early in the fourth quarter, the Company extended select liabilities in anticipation of rising rates and saw rate pressures on short-term deposits, resulting in a small decline in the Company’s net interest margin. Operating expenses have increased due to several factors, including hiring additional staff and outside service providers to assist the Company in Sarbanes-Oxley compliance. Despite these challenges, net income remains relatively unchanged over the same period last year. At December 31, 2004, total assets increased to $579.7 million compared with $531.5 million at December 31, 2003; deposits increased to $436.2 million compared with $417.5 million at December 31, 2003; while net loans increased to $356.8 million compared with $334.7 million at December 31, 2003.”

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has nine offices in western Kentucky as well as Fall & Fall Insurance of Fulton, Kentucky and Heritage Solutions of Murray, Kentucky. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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2700 Fort Campbell Boulevard, Hopkinsville, KY 42240

HFBC Announces Fourth Quarter Results

January 31, 2005

HOPFED BANCORP, INC.

ARTICLE I Selected Financial Data

(In thousands, except share and per share data)

ARTICLE II

ARTICLE III

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Earnings Summary
Interest income on loans	$4,931	$4,817	$19,307	$19,332
Interest income on taxable investments	1,542	1,340	6,048	4,663
Interest income on non taxable investments	225	239	983	674
Interest income on time deposits	28	13	43	74

Total interest income	6,726	6,409	26,381	24,743

Interest expense on deposits	2,546	2,611	9,753	10,896
Interest on subordinated debentures	149	112	489	119
Interest expense on borrowed funds	661	435	2,295	1,364

Total interest expense	3,356	3,158	12,537	12,379

Net interest income	3,370	3,251	13,844	12,364
Provision for loan losses	300	450	1,200	1,750

Net interest income after provision for loan losses	3,070	2,801	12,644	10,614

Non-interest income:
Gain on sale of investments	7	18	306	634
Gain on sale of loans	28	207	99	552
Loan fees and servicing	148	119	562	520
Service charges on deposits	323	223	1,302	1,162
Other	189	129	769	631

Total non-interest income	695	696	3,038	3,499

Non-interest expense:
Salaries and benefits	1,299	1,178	5,166	5,241
Occupancy expense	228	162	759	652
Data processing	230	151	876	639
State deposit taxes	79	96	416	383
Intangible amortization	95	102	376	378
Loss on sale of fixed assets	6	—	13	—
Other operating expenses	703	488	2,402	1,751

Total non-interest expense	2,640	2,177	10,008	9,044

Net income before income taxes	1,125	1,320	5,674	5,069
Federal income tax expense	187	372	1,683	1,574

Net income	$938	$948	$3,991	$3,495

Earnings per share - basic	$0.26	$0.26	$1.10	$0.96

Earnings per share - diluted	$0.26	$0.26	$1.09	$0.96

Dividend per share	$0.12	$0.12	$0.48	$0.47

Weighted average shares outstanding – basic	3,639,283	3,630,396	3,634,904	3,630,396

Weighted average shares outstanding – diluted	3,667,646	3,653,974	3,663,751	3,653,974

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HFBC Announces Fourth Quarter Results

January 31, 2005

	As of
	December 31, 2004	December 31, 2003
Total assets	$579,735	$531,465
Loans receivable, gross	360,098	337,316
Securities available for sale	158,492	143,514
Securities held to maturity	22,768	15,108
Allowance for loan losses	3,273	2,576
Total deposits	436,194	417,488
Total borrowings	91,628	64,663
Stockholders’ equity	49,373	47,238
Book value	$13.57	$13.01

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